Exhibit 99.1

FOR IMMEDIATE RELEASE

UNITED INSURANCE HOLDINGS CORP. REPORTS FINANCIAL RESULTS FOR ITS
FOURTH QUARTER AND TWELVE MONTHS ENDED DECEMBER 31, 2012

Company to Host Quarterly Conference Call at 10:00A.M. on February 28, 2013

St. Petersburg, FL - February 27, 2013: United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, today reported its financial results for the fourth quarter and year ended December 31, 2012.

Financial and Operational Highlights

•	Fourth quarter 2012 net income was $1.0 million, or $0.09 per share

•	Full year 2012 net income was $9.7 million, or $0.91 per share

•	Fourth quarter 2012 gross premiums written increased 37% to $59.5 million

•	Full year gross premiums written increased 25% to 255 million

•	Cash and investment holdings of $223.4 million at December 31, 2012

•	Book value per share of $5.70 at December 31, 2012

•	Full year return on average equity of 16.1% and combined ratio of 94.8%

($ in thousands, except per share and ratios)	Three months ended			Twelve months ended
	December 31,			December 31,
	2012	2011	Change	2012	2011	Change
Gross premiums written	$59,524	$43,469	36.9%	$254,909	$203,806	25.1%
Total revenues	$37,895	$26,462	43.2%	$131,234	$96,418	36.1%
Earnings before income tax	$1,846	$5,192	(64.4)%	$15,714	$13,016	20.7%
Net income	$983	$3,225	(69.5)%	$9,705	$8,088	20.0%
Net income per diluted share	$0.09	$0.31	(71.0)%	$0.91	$0.77	18.2%
Book value per share				$5.70	$5.31	7.3%
Return on average equity				16.1%	16.1%	—
Loss ratio, net[1]	55.5%	38.1%	17.4 pts	47.9%	43.1%	4.8 pts
Expense ratio[2]	51.8%	47.5%	4.3 pts	46.9%	48.6%	-1.7 pts
Combined ratio (CR)[3]	107.3%	85.6%	21.7 pts	94.8%	91.7%	3.1 pts
Effect of current year catastrophe losses on CR	(2.1)%	(0.1)%	-2.0 pts	(2.8)%	(0.8)%	-2.0 pts
Effect of prior year development on CR	(10.1)%	7.7%	-17.8 pts	(0.6)%	4.7%	-5.3 pts
Effect of FIGA assessment on CR	(4.8)%	—%	-4.8 pts	(1.4)%	—%	-1.4 pts
Underlying combined ratio[4]	90.3%	93.2%	-2.9 pts	90.0%	95.6%	-1.5 pts
1 Loss ratio, net is losses and loss adjustment expenses relative to net premiums earned.
2 Expense ratio is calculated as the sum of all operating expenses less interest expense relative to net premiums earned.
3 Combined ratio is the sum of the loss ratio, net and the expense ratio.
4 Underlying combined ratio, a measure that is not based on accounting principles generally accepted in the United States of America (GAAP), is reconciled above to the combined ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

2012 Fourth Quarter

UPC Insurance reported total revenues for the quarter ended December 31, 2012, of $37.9 million, a 43% increase from $26.5 million reported in the prior year period. The strong growth was primarily due to an increase in net premiums earned to $34.2 million, from $24.8 million for the fourth quarter of 2011. The growth in net premiums earned for the quarter was driven by continued growth in new business in Florida and other states as well as exceptional retention of renewal business. Net investment income, realized gains and other revenues increased to $3.7 million for the quarter compared to $1.6 million in the prior year quarter.

The Company realized gains from its investment portfolio of $2.0 million during the quarter as part of a repositioning of the portfolio towards shorter overall duration. UPC Insurance's overarching investment philosophy is focused on a fixed income portfolio that minimizes risk with low average durations, high credit quality and prudent asset allocation across highly liquid sectors.

Losses and loss adjustment expenses (LAE) increased to $19.0 million for the quarter from $9.5 million during the same period of last year. The increase during the quarter was largely due to catastrophe losses incurred from super storm Sandy and re-estimation of reserves and development related to prior accident years as shown below:

($ in thousands except ratios)	Three months ended
	December 31,
	2012	2011	Change
Net Loss and LAE	$19,008	$9,462
Less:
Current year catastrophe losses	$720	$22
Prior year reserve development (favorable)	$3,467	$(1,908)
Underlying Loss and LAE*	$14,821	$11,348
% of Gross earned premiums	23.7%	23.1%	0.6 pts
% of Net earned premiums	43.3%	45.7%	-2.4 pts
* Underlying Loss and LAE is a non-GAAP financial measure and is reconciled above to Net Loss and LAE, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

During the fourth quarter, the Company implemented new loss reserving practices designed to strengthen UPC Insurance's approach to claim estimation and adjudication. An extensive review of all open and pending claim inventories by the Company's New V.P. of Claims included various upward and downward changes in estimates, but resulted in net case reserve strengthening of approximately $1.3 million during the quarter. The balance of the adverse development experienced for the quarter related primarily to new and re-opened claims in the 2010 and 2011 accident years.

Policy acquisition costs increased to $10.3 million for the fourth quarter of 2012 from $7.8 million for the fourth quarter of 2011. These costs vary directly with premiums earned and as a percentage of gross premiums earned, were up slightly from 15.8% in the prior year to 16.5% in the current quarter due to higher commissions paid on new and renewal business outside of Florida.

Operating expenses increased to $3.8 million for the fourth quarter of 2012, from $1.1 million during the same period of last year due to the non-recurring assessment levied by the Florida Insurance Guaranty Association (FIGA) of approximately $1.7 million. Rate filings have been approved and implemented that will allow UPC Insurance to fully recoup this amount from policyholders during 2013 and 2014.

General and administrative expenses increased to $3.6 million for the fourth quarter of 2012, from $2.9 million for the fourth quarter of 2011 as a result of the Company's efforts to strengthen its management team and expansion into new states. Overall, the Company's net expense ratio decreased for both the quarter and the year after backing out the effects of the FIGA assessment.

2012 Fiscal Year

Revenues for the twelve months ended December 31, 2012, increased 36%, to $131.2 million, compared to $96.4 million for the prior year period. The increase in revenues was primarily driven by a 35% increase in net premiums earned to $122.0 million, from $90.1 million during the same period of last year. Net investment income and other revenues increased to $9.3 million for the year-to-date period, from $6.3 million during the same period of last year driven primarily by $2.1 million in realized gains and increased policy fee income.

Losses and loss adjustment expenses increased to $58.4 million for the full year 2012, from $38.9 million for the same period last year. While prior year development did have a significant impact on the fourth quarter, the reserve development for the entire year ended December 31, 2012, was $0.7 million. UPC Insurance's net loss and loss adjustment expense ratio history along with the impact of reserve development and catastrophe losses is as follows:

Historical Reserve Development
($ in millions, except ratios)	2007	2008	2009	2010	2011	2012
Reserve development (unfavorable)	$5.8	$5.0	$3.0	$(1.0)	$4.2	$(0.7)
Development as a % of EBIT	12.1%	12.0%	47.4%	71.0%	32.3%	4.3%
Consolidated Net Loss Ratio (LR)	30.1%	34.6%	52.1%	63.6%	43.1%	47.9%
Reserve unfavorable (favorable) development on LR	6.8%	6.2%	3.8%	(1.5)%	4.7%	(0.6)%
Current year catastrophe losses on LR	—%	(4.0)%	(0.2)%	—%	(0.8)%	(2.8)%
Underlying Loss Ratio	36.9%	36.8%	55.7%	62.1%	47.0%	44.5%
* Underlying Loss Ratio is a non-GAAP financial measure and is reconciled above to the Consolidated Net Loss Ratio, the most directly comparable GAAP measure. Additional information regarding non-GAAP financial measures presented in this press release is in the "Definitions of Non-GAAP Measures" section of this document.

Overall the Company's attritional loss experience by accident year excluding catastrophes has been stable or trending downwards for the past several years, as shown in the following table:

					Expected	Expected
		Case		Expected	Ultimate Gross	Ultimate
Accident	Paid	Loss & LAE	IBNR	Ultimate	Loss & LAE	Loss & LAE
Year	Loss & LAE	Reserves	Reserves	Loss & LAE	Ratio	per Exposure[1]
2004	$25,335,227	$58,058	$6,300	$25,399,585	33.1%	$667.69
2005	$37,509,958	$18,360	$6,129	$37,534,447	31.9%	$592.66
2006	$30,035,142	$126,728	$35,009	$30,196,879	22.2%	$400.37
2007	$27,870,818	$562,230	$101,799	$28,534,847	19.4%	$430.31
2008	$29,407,048	$367,474	$166,852	$29,941,374	22.3%	$421.54
2009	$44,017,668	$797,286	$645,047	$45,460,001	30.6%	$497.91
2010	$38,667,923	$2,163,505	$1,061,862	$41,893,290	28.6%	$478.80
2011	$38,422,950	$3,343,713	$2,593,337	$44,360,000	26.0%	$465.33
2012	$34,567,144	$10,000,002	$9,080,854	$53,648,000	24.9%	$460.57
1 Defined as the total sum we expect to pay for fully developed losses and loss adjusting expenses (i.e. paid losses, incurred losses and incurred but not reported losses) divided by earned house years.

Policy acquisition costs increased 7.8 million, or 27%, to $36.9 million for the year, compared to $29.1 million for the same period last year. These costs vary directly with premiums earned and as a percentage of gross premiums earned, were up slightly from 16.1% in 2011 to 16.3% in the current year due to higher commissions paid on new and renewal business outside of Florida.

Operating expenses increased to $8.6 million for the year-to-date period, from $5.1 million during the same period of last year. Excluding the non-recurring FIGA assessment expensed in the fourth quarter of 2012, operating expenses were unchanged from 2011 at 5.7% of net premiums earned.

General and administrative expenses increased 2.1 million to 11.7 million compared to 9.7 million a year ago due primarily to an increase in salaries and related expenses to support the Company's growth.

Reinsurance Costs

Excluding the Company's flood business, which it cedes 100% of the risk of loss, reinsurance costs in the fourth quarter of 2012 were 42% of gross premiums earned compared to 47% of gross premiums earned for the fourth quarter of 2011. Reinsurance costs for the year were 43% of gross premiums earned compared to 47% of gross premiums earned for the same period in 2011.

Balance Sheet Highlights

UPC Insurance's cash and investment holdings totaled $223.4 million at December 31, 2012, compared to $165.9 million at December 31, 2011. UPC Insurance's cash and investment holdings consist primarily of investments in high-quality money market instruments, U.S. Government and agency securities and high-quality corporate debt. Fixed maturities represented approximately 98% and 97% of total investments at December 31, 2012, and December 31, 2011, respectively.

Management Comments

John Forney, Chief Executive Officer of UPC Insurance, stated, “2012 was a momentous year for UPC Insurance. We grew policies in force and revenues by over 30%, increased net income 20%, delivered return on equity over 16% despite several cat events during the year, brought on board four new executives to round out a world-class management team, and completed a successful public offering that launched us onto the NASDAQ. That record speaks for itself. We are gratified at the strong support we have received from investors, the independent agent community, policyholders, regulators, and reinsurers during 2012, and we are singularly focused on executing our growth strategy and delivering results for each of these constituencies in 2013.”

Definitions of Non-GAAP Measures

We believe that investors' understanding of UPC Insurance's performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Combined ratio excluding the effects of current year catastrophe losses, reserve development and FIGA assessment (underlying combined ratio) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of current year catastrophe losses on the combined ratio, the effect of prior year development on the combined ratio and the effect of the FIGA assessment on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by current year catastrophe losses, prior year development and assessments. Current year catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year development is caused by unexpected loss development on historical reserves. FIGA assessments primarily relate to amounts paid to the Florida

Insurance Guaranty Association to cover claims paid by the association to policyholders from insolvent insurance companies. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our performance. The most direct comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered as a substitute for the combined ratio and does not reflect the overall profitability of our business.

Net Loss and LAE excluding the effects of current year catastrophe losses and reserve development (underlying Loss and LAE) is a non-GAAP measure which is computed as the difference between loss and LAE, current year catastrophe losses and prior year reserve development. We use underlying loss and LAE figures to analyze our loss trends that may be impacted by current year catastrophe losses and prior year development on our reserves. As discussed previously, these two items can have a significant impact on our loss trend in a given period. The most direct comparable GAAP measure is net loss and LAE. The underlying loss and LAE measure should not be considered a substitute for net losses and LAE and does not reflect the overall profitability of our business.

Consolidated net loss ratio excluding the effects of current year catastrophe losses, reserve development (underlying loss ratio) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the consolidated net loss ratio, the effect of current year catastrophe losses on the loss ratio, and the effect of prior year development on the loss ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our consolidated net loss ratio that may be obscured by current year catastrophe losses and prior year development. As discussed previously, these two items can have a significant impact on our consolidated net loss ratio in a given period. The most direct comparable GAAP ratio is our net consolidated Loss and LAE ratio. The underlying loss ratio should not be considered as a substitute for net consolidated loss ratio and does not reflect the overall profitability of our business.

Conference Call Details

Date and Time:    February 28, 2013 - 10:00 A.M. ET

Participant Dial-In:    (United States): 877-407-8829
(International): 201-493-6724

Webcast:	To listen to the live webcast, please go to www.upcinsurance.com (Events and Presentations) and click on the conference call link, or go to:
http://upcic.equisolvewebcast.com

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies using a network of independent agents and a group of wholly owned insurance subsidiaries. United Property & Casualty Insurance Company, the primary operating subsidiary of UPC Insurance, writes and services property and casualty insurance in Florida, South Carolina, Massachusetts and Rhode Island, and was recently licensed to write in North Carolina. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. The forward-looking statements in this press release include statements regarding: the impact of our continued growth, and the expansion into other states. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation, the success of the Company's marketing initiatives, inflation and other changes in economic conditions (including changes in interest rates and financial markets); the impact of new Federal and State regulations that affect the property and casualty insurance market; the costs of reinsurance and the collectibility of reinsurance, assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation, and health care; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company's Registration Statement on Form S-3 filed on January 31, 2013. In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a major contingency. Reported results may therefore, appear to be volatile in certain accounting periods. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

### #### ###

CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
SEC Reporting Manager		Vice President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com

Consolidated Statements of Comprehensive Income
In thousands, except share and per share amounts

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
REVENUE:
Gross premiums written	$59,524	$43,469	$254,909	$203,806
(Increase) decrease in gross unearned premiums	3,047	5,616	(28,655)	(22,969)
Gross premiums earned	62,571	49,085	226,254	180,837
Ceded premiums earned	(28,338)	(24,272)	(104,286)	(90,757)
Net premiums earned	$34,233	$24,813	$121,968	$90,080
Net investment income	752	782	3,083	2,823
Net realized gains	2,005	46	2,160	158
Other-than-temporary impairments	—	(31)	—	(31)
Other revenue	905	852	4,023	3,388
Total revenue	$37,895	$26,462	$131,234	$96,418
EXPENSES:
Losses and loss adjustment expenses	19,008	9,462	58,409	38,861
Policy acquisition costs	10,342	7,761	36,877	29,054
Operating expenses	3,770	1,144	8,630	5,090
General and administrative expenses	3,610	2,889	11,734	9,674
Interest expense	72	95	355	548
Total expenses	$36,802	$21,351	$116,005	$83,227
Income before other income (expenses)	1,093	5,111	15,229	13,191
Other income (expenses)	753	81	485	(175)
Income before income taxes	$1,846	$5,192	$15,714	$13,016
Provision for income taxes	863	1,967	6,009	4,928
Net income	$983	$3,225	$9,705	$8,088
OTHER COMPREHENSIVE INCOME:
Change in net unrealized gain on investments	(440)	821	2,602	4,291
Reclassification adjustment for net realized investment gains	(2,005)	(46)	(2,160)	(158)
Reclassification adjustment for note impairment	—	31	—	31
Income tax expense related to items of other comprehensive income	944	(312)	(170)	(1,607)
Total comprehensive income	$(518)	$3,719	$9,977	$10,645

Weighted average shares outstanding
Basic	11,340,110	10,361,849	10,607,751	10,442,034
Diluted	11,427,100	10,361,849	10,655,524	10,442,034

Earnings per share
Basic	$0.09	$0.31	$0.91	$0.77
Diluted	$0.09	$0.31	$0.91	$0.77

Dividends declared per share	$0.03	$0.05	$0.08	$0.05

Consolidated Balance Sheets
In thousands

(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS	(Unaudited)
Investments available for sale, at fair value:
Fixed maturities (amortized cost of $145,089 and $116,863, respectively)	$149,157	$120,378
Equity securities (adjusted cost of $2,537 and $3,284, respectively)	2,723	3,581
Other long-term investments	300	300
Total investments	$152,180	$124,259
Cash and cash equivalents	71,205	41,639
Accrued investment income	760	986
Premiums receivable, net	17,154	11,205
Reinsurance recoverable on paid and unpaid losses	2,272	4,458
Prepaid reinsurance premiums	49,916	40,968
Deferred policy acquisition costs	16,978	12,324
Other assets	3,149	4,376
Total Assets	$313,614	$240,215
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$35,692	$33,600
Unearned premiums	128,785	100,130
Reinsurance payable	26,063	16,571
Other liabilities	19,206	17,866
Notes payable	15,882	17,059
Total Liabilities	$225,628	$185,226
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 15,660,922 and 10,573,932 issued; 15,448,839 and 10,361,849 outstanding for 2012 and 2011, respectively	2	1
Additional paid-in capital	24,076	75
Treasury shares, at cost; 212,083 shares	(431)	(431)
Accumulated other comprehensive income	2,613	2,341
Retained earnings	61,726	53,003
Total Stockholders' Equity	$87,986	$54,989
Total Liabilities and Stockholders' Equity	$313,614	$240,215